Exhibit 4.1
CROWN MEDIA HOLDINGS, INC.

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [                          ], 2010, is by and among H C Crown Corp., a Delaware corporation (“HCC”), Hallmark Cards, Incorporated, a Missouri corporation (“Hallmark Cards” and, together with HCC, “Hallmark”), and Crown Media Holdings, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, HCC and the Company, among other parties, are parties to a Master Recapitalization Agreement, dated as of February 26, 2010 (the “Recapitalization Agreement”), pursuant to which, on the date hereof, the Company refinanced its obligations to Hallmark through the issuance of new indebtedness, shares of the Company’s Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), and shares of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”);

WHEREAS, the Special Committee of the Board of Directors of the Company formed for the purpose of negotiating the terms of the recapitalization (the "Special Committee") acknowledged the right of a 90.1% holder to effectuate such a merger pursuant to which the rights of minority stockholders would be so limited under current Delaware law and, therefore, sought to negotiate limitations on such right, and to negotiate other limitations on the rights of Hallmark as the owner of the equity stake of the Company it will own following the transactions provided for in the Recapitalization Agreement;

WHEREAS, the negotiations between the Special Committee and Hallmark resulted in certain agreements with respect to such matters which are set forth herein;

WHEREAS, in negotiating the transactions provided for in the Recapitalization Agreement, Hallmark sought, and ultimately was successful in obtaining, an increase in its equity ownership to 90.1% of the Common Stock, as provided for in the Recapitalization Agreement, with the intent that such ownership would, but for any limitations provided for in connection with the Recapitalization Agreement, entitle it to effectuate a "short form" merger under Section 253 of the Delaware General Corporation Law (the “DGCL”) pursuant to which, absent fraud or illegality, appraisal rights under Section 262 of the DGCL would be the only remedy of any minority stockholder of the Company.

WHEREAS, pursuant to the Recapitalization Agreement, the parties hereto have agreed to enter into this Agreement to provide for certain rights and obligations in respect of, among other things, such shares of Series A Preferred Stock and Common Stock.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. LEGENDS; STOP TRANSFER

(a) Restrictive Transfer Legends.  Each certificate representing shares of Common Stock beneficially owned (as such term is defined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, “Owned”) by Hallmark (the “Shares”) shall bear substantially the following legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

“The securities evidenced hereby are subject to the terms of that certain Stockholders Agreement, dated as of _________, 2010 (as amended from time to time) by and among the Company and certain stockholders identified therein, including certain restrictions on transfer.  A copy of the Stockholders Agreement has been filed with the Secretary of the Company and is available upon request.”

(b) Securities Act Legends.  Each certificate representing the Shares will bear substantially the following legend reflecting the restrictions on the transfer of such securities under the federal and state securities laws:

“The securities evidenced hereby were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Securities Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Securities Act and other securities laws is not required.”

(c) Termination of Legends.  The legend required by Section 1(a) hereof shall be removed at such time as Hallmark ceases to Own the applicable shares of Common Stock.  The requirement imposed by Section 1(b) hereof shall cease and terminate as to any particular Shares (i) when, in the opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (ii) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144.  Whenever such requirement shall cease and terminate as to any Shares, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 1(b) hereof.

(d) Stop Transfer Instruction.  The Company may instruct any transfer agent not to register the transfer of any Shares until the conditions specified in the foregoing legends and this Agreement are satisfied.  As promptly as practicable after the date hereof, HCC shall deliver all certificates representing any Shares it Owns to the Company to enable the Company to place the foregoing legends on such certificates.

2. STANDSTILL

From the date hereof until December 31, 2013, Hallmark shall not, and shall cause its controlled affiliates (as such term is defined under the Securities Act of 1933, as amended, “Affiliates”) not to, acquire any additional shares of Common Stock, except in the case of any of the following:

(a) acquisitions effected with the prior approval of a special committee of the Board of Directors of the Company (the “Board”) comprised solely of independent, disinterested directors (a “Special Committee”);

(b) acquisitions of additional shares of Common Stock in connection with the conversion of the Series A Preferred Stock;

(c) pursuant to the Subscription Rights contained in this Agreement;

(d) acquisitions effected after December 31, 2011, either:

(i) in connection with a Premium Transaction (as defined below); or

(ii) pursuant to a tender offer by Hallmark or its Affiliates for all of the outstanding shares of Common Stock, provided that the holders of Common Stock not Affiliated with Hallmark (the “Minority Stockholders”) tender, in the aggregate, at least a majority of the shares of Common Stock held by the Minority Stockholders at such time.

3. CO-SALE; EQUAL TREATMENT; INFORMATION RIGHTS

(a) From the date hereof until December 31, 2013, HCC may not sell, transfer, assign or convey (a “Transfer”) its shares of Common Stock, except (x) to an Affiliate of Hallmark Cards that agrees to be bound by the terms and conditions of this Agreement, or pursuant to a bona fide pledge of the shares to a lender that is not an Affiliate of Hallmark (collectively, a “Permitted Transfer”), (y) with the prior approval of a Special Committee or (z) on or after January 1, 2012 if, with respect to this clause (z):

(i) pursuant to a public offering in which, to the actual knowledge of the executive officers of HCC after reasonable inquiry (“Knowledge”), no single purchaser (together with its affiliates and associates) acquires Ownership of such number of shares of Common Stock which, when combined with the number of shares Owned thereby immediately prior to such offering, will cause such purchaser to Own in excess of 5% of the Common Stock outstanding at such time;

(ii) pursuant to a block sale, market transaction or private sale in which, to the Knowledge of HCC, no single purchaser (together with its affiliates and associates) acquires Ownership of such number of shares of Common Stock which, when combined with the number of shares Owned thereby immediately prior to such sale or transaction, will cause such purchaser to Own in excess of 2% of the Common Stock outstanding at such time (transactions pursuant to clauses (i) and (ii), “Permitted Sales”); or

(iii) in a transaction (a “Premium Transaction”) in which the Minority Stockholders have the right to sell their Common Stock in connection with such transaction for, or the right to receive in connection with such transaction, consideration per share of Common Stock consisting of:  (x) consideration equivalent (“Equivalent Consideration”) to the greatest consideration per share of Common Stock received by HCC in connection with such transaction (the “Reference Consideration”) and (y) a premium, in cash, equal to $0.50 per share of Common Stock, subject to proportionate adjustments for any stock splits, combinations, reclassifications, adjustments, sales of Common Stock by the Company, sales of Common Stock by HCC pursuant to Section 3(a)(i) or (ii), or any similar transaction.

(A) In the event that the Reference Consideration is other than solely cash, Equivalent Consideration shall mean at HCC’s election either (I) the Reference Consideration, or (II) cash in an amount determined pursuant to this Section to be equivalent to the value of the Reference Consideration as of the date of the closing of the Premium Transaction (the “Cash Equivalent”).  The Cash Equivalent shall be determined as follows:

(1) a Special Committee shall select an independent, nationally recognized investment bank or appraisal firm that has not had a material engagement from Hallmark or its controlled Affiliates in the three full calendar years immediately preceding the engagement (the “Independent Banker”) for the purpose of valuing the Reference Consideration;

(2) the Independent Banker shall submit its report as to its view as to the value of the Reference Consideration at the time of the closing of the Premium Transaction (the “Banker Valuation”);

(3) if Hallmark does not object, in writing, to the Banker Valuation within ten (10) business days of the receipt of the report containing the Banker Valuation, then the Banker Valuation shall be the Cash Equivalent;

(4) if Hallmark objects, in writing, to the Banker Valuation within ten (10) business days of the receipt of such report, then Hallmark shall specify its view as to the value of the Reference Consideration at the time of the closing of the Premium Transaction (the “Hallmark Valuation”); and

(5) unless the Special Committee accepts the Hallmark valuation or the Special Committee and Hallmark otherwise agree, the value of the Reference Consideration at the time of the closing of the Premium Transaction shall be submitted to an impartial third party selected by both parties.  Such third party may only select either the Banker Valuation or the Hallmark Valuation as the Cash Equivalent.

(B) Pending the determination of the Cash Equivalent pursuant to clause (A) above, Hallmark may proceed with a Premium Transaction based on Hallmark’s reasonable good faith estimate of the Cash Equivalent; provided, however, that (1) such estimate shall automatically be deemed to constitute the Hallmark Valuation, and (2) Hallmark shall pay to the Minority Stockholders the Cash Equivalent as ultimately determined in the event such amount is greater than the Hallmark estimate.

(C) For the avoidance of doubt, the aggregate premium pursuant to clause (y) of Section 3(a)(iii) shall not exceed $17,400,880 (the product of $0.50 multiplied by 34,801,759 shares Owned by the Minority Stockholders as of the date of the Master Recapitalization Agreement).

(D) HCC may effectuate a Premium Transaction pursuant to a short form merger (or other merger) between the Company and HCC and its Affiliates or any purchaser of HCC’s shares, so long as the holders of Common Stock not Affiliated with HCC receive the consideration provided for in this paragraph in connection with such merger.

(b) From and after January 1, 2014 until the earlier of (x) December 31, 2020, or (y) such time as Hallmark and its controlled Affiliates cease to Own a majority of the outstanding Common Stock, HCC may not Transfer to any transferee or group of transferees that are Affiliates, in one transaction or in a series of related transactions, shares of Common Stock constituting a majority of the outstanding shares of Common Stock, except (i) in a Permitted Transfer, (ii) with the prior approval of a Special Committee, or (iii) in a transaction in which the Minority Stockholders have the right to sell their Common Stock in connection with such transaction for, or the right to receive in connection with such transaction, Equivalent Consideration.  HCC may effectuate a transaction pursuant to clause (iii) of the preceding sentence pursuant to a short form merger (or other merger) between the Company and HCC and/or its Affiliates, or between the Company and any purchaser of HCC’s shares, so long as the holders of Common Stock not Affiliated with HCC receive Equivalent Consideration.

(c) Following the date hereof, but subject to the other terms of this Agreement, HCC and its Affiliates shall be entitled, on behalf of the Company and all of the Company’s stockholders, to explore the possibility of a sale of the equity of the Company to a third party and to conduct any negotiations with respect to such a transaction.  HCC and its Affiliates shall be authorized to utilize confidential information relating to the Company, and the Company shall cause its management to cooperate with HCC and its Affiliates and to provide management’s time and assistance (in each case as reasonably requested by HCC and its Affiliates) in connection with the exploration and negotiation of a sale of the equity of the Company to a third party; provided that HCC and its Affiliates shall not provide confidential information regarding the Company to any such third party until such third party executes a confidentiality agreement of the type typically utilized in connection with such a sale which agreement provides that the Company is a third party beneficiary thereof.

4. SUBSCRIPTION RIGHTS

(a) If, at any time after the date hereof, the Company proposes to issue equity securities of any kind, including any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities (“Proposed Securities”), the Company shall:

(i) give written notice to HCC setting forth in reasonable detail (w) the designation and all of the terms and provisions of the Proposed Securities, including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity, (x) the price and other terms of the proposed sale of such securities, (y) the amount of such securities proposed to be issued, and (z) such other information as HCC may reasonably request in order to evaluate the proposed issuance; and

(ii) offer to issue to HCC or its Affiliates a portion of the Proposed Securities equal to a percentage (the “Fully Diluted Ownership Percentage”) determined by dividing (x) the number of Shares Owned by HCC and its Affiliates immediately prior to the issuance of the Proposed Securities by (y) the total number of Shares then outstanding, including for purposes of this calculation all Shares outstanding on a fully diluted basis but excluding Shares issuable upon the exercise of options or rights issued after the date of this Agreement.

(b) HCC and, if applicable, its Affiliates must exercise their purchase rights hereunder within ten (10) business days after receipt of such notice from the Company.

(c) Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that HCC and its Affiliates have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered HCC and its Affiliates.  Any Proposed Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to such Stockholders pursuant to this Section 4.

(d) The election by HCC and its Affiliates not to exercise their subscription rights in any one instance shall not affect their right (other than in respect of a reduction in their percentage holdings) as to any subsequent proposed issuance.  Any sale of such securities by the Company without first giving HCC and its Affiliates the rights described in this Section 4 shall be void and of no force and effect.

(e) Notwithstanding anything to the contrary contained herein:

(i) If the Proposed Securities are being issued to employees of the Company or its Affiliates as compensation with the approval of the Board of Directors (“Employee Proposed Securities”), then the Company shall be free to issue such Proposed Securities without first complying with Section 4(a) above, subject to compliance with the following provisions:

(A) If the Employee Proposed Securities are shares of capital stock, subject to vesting or other similar conditions (“Restricted Stock”), then, in connection with the issuance of such Restricted Stock, HCC and, if applicable, its Affiliates shall have the right to purchase, prior to the expiration of ten (10) business days after receipt of notice of such issuance from the Company, capital stock of the same class as the Restricted Stock which shall not be subject to vesting or other similar conditions.  The number of shares of capital stock available for purchase by HCC or its Affiliates shall be equal to the number of shares of Restricted Stock to be issued multiplied by a fraction, the numerator of which is the Fully Diluted Ownership Percentage and the denominator of which is the quantity 100% minus the Fully Diluted Ownership Percentage.  The purchase price for such securities shall be the fair market value of the Restricted Stock on the date of issuance.

(B) If the Employee Proposed Securities are options to acquire capital stock of the Company, then for purposes of this Section 4, the issuance of the Proposed Securities shall be deemed to occur upon the exercise of the options and not upon the issuance of the options, and HCC and, if applicable, its Affiliates shall have the right to purchase, prior to the expiration of ten (10) business days after receipt of notice of such exercise from the Company, capital stock of the same class as the underlying security.  The number of shares of capital stock available for purchase by HCC or its Affiliates shall be equal to the number of shares of the underlying security to be issued upon the exercise of such Employee Proposed Securities multiplied by a fraction, the numerator of which is the Fully Diluted Ownership Percentage and the denominator of which is the quantity 100% minus the Fully Diluted Ownership Percentage.  The issuance price shall be deemed to be the fair market value of the underlying security on the date of exercise and not the exercise price of the option or right.

(ii) If the Proposed Securities are options or rights to acquire capital stock of the Company but are not Employee Proposed Securities, then for purposes of this Section 4, the issuance of the Proposed Securities shall be deemed to occur upon the exercise of the options or rights and not upon the issuance of the options or rights, and HCC and, if applicable, its Affiliates shall have the right to purchase, prior to the expiration of ten (10) business days after receipt of notice of such exercise from the Company, capital stock of the same class as the underlying security.  The number of shares of capital stock available for purchase by HCC or its Affiliates shall be equal to the number of shares of the underlying security to be issued upon the exercise of such Proposed Securities multiplied by a fraction, the numerator of which is the Fully Diluted Ownership Percentage and the denominator of which is the quantity 100% minus the Fully Diluted Ownership Percentage.  The issuance price shall be deemed to be the sum of the purchase price for such options or rights, plus any additional consideration paid upon exercise of such options or rights.

5. LISTING REQUIREMENT

From the date hereof until December 31, 2013: (a) the Company shall use its commercially reasonable best efforts to maintain the listing of the Common Stock on the Nasdaq Global Market, and (b) HCC shall (i) reasonably cooperate with the Company in meeting with representatives of the Nasdaq Global Market to support the Company's listing thereon, (ii) not cause the Company voluntarily to delist the Common Stock from the Nasdaq Global Market or to deregister the shares of Common Stock under the Securities and Exchange Act of 1934, as amended, except, in the case of the immediately preceding clauses (i) and (ii), in connection with a Premium Transaction or pursuant to a tender offer under Section 2(d)(ii) hereof, and (iii) vote in favor of any proposed amendment to the Company's certificate of incorporation to effect a reverse split of the Common Stock necessary to maintain the listing on the Nasdaq Global Market to the extent such reverse stock split is recommended by a majority of the Company’s directors who are not Affiliates of Hallmark.

6. REVOLVER GUARANTEE.

(a) Hallmark Cards shall guarantee, or cause one or more of its Affiliates to guarantee (the “Revolver Guarantee”), a revolving line of credit issued to the Company, in an amount up to $30 million, from a third party lender (the “Revolver”) until the earlier of (the "Guarantee Termination Date"): (i) the date of the payment or refinancing of the $315 million of the principal amount of debt owed to HCC and its subsidiaries by the Company on the date hereof (the “New HCC Debt”) or (ii) December 31, 2013.

(b) The Revolver Guarantee shall (i) have terms and conditions no less favorable to the Company than those contained in that certain Guarantee Agreement, dated March 2, 2009, between Hallmark Cards and JPMorgan Chase Bank, N.A. and (ii) include an annual guarantee fee in favor of HCC or, if applicable, its Affiliates, equal to the sum of (x) 0.125% multiplied by the portion of the Revolver that is undrawn during such period and (y) 0.75% multiplied by the portion of the Revolver that is drawn during such period.

(c) On or prior to the Guarantee Termination Date, Hallmark shall reasonably cooperate with any prospective provider of a Revolver in connection with the issuance of a Revolver Guarantee.  The parties understand and agree that this Section 6 shall not be construed as a guarantee by HCC or its Affiliates that the Company will be able, at any time, to obtain a Revolver on any particular terms.

7. TERMINATION OF RIGHTS

(a) This Agreement shall terminate upon the earliest of:

(i) the written agreement of the Company and HCC;

(ii) such time as Hallmark and its controlled Affiliates cease to Own a majority of the Common Stock;

(iii) December 31, 2020; or

(iv) such time as Hallmark and its controlled Affiliates Own all of the outstanding Common Stock.

(b) The obligations of Hallmark set forth in Sections 2, 3(a) and (b), 5 and 6 shall terminate upon the failure by the Company or any of its Affiliates to make any payment, when and as required with respect to the New HCC Debt, which failure continues for sixty (60) days following written notice of such failure.

8. INTERPRETATION OF THIS AGREEMENT

(a) Terms Defined.  As used in this Agreement, the following terms have the respective meanings set forth in the corresponding section of this Agreement:

Term	Section Defined
Affiliates	2
Agreement	preamble
Banker Valuation	3(a)
Board	2(a)
Cash Equivalent	3(a)
Common Stock	recitals
Company	preamble
Employee Proposed Securities	4(e)
Equivalent Consideration	3(a)
Fully Diluted Ownership Percentage	4(a)
Hallmark	preamble
Hallmark Cards	preamble
Hallmark Valuation	3(a)
HCC	preamble
Knowledge	3(a)
Minority Stockholders	2(e)
New HCC Debt	6(a)
Owned	1(a)
Permitted Sale	3(a)
Permitted Transfer	3(a)
Proposed Securities	4(a)
Recapitalization Agreement	recitals
Restricted Stock	4(e)
Revolver	6(a)
Revolver Guarantee	6(a)
Series A Preferred Stock	recitals
Shares	1(a)
Special Committee	2(a)
Transfer	3(a)

(b) Accounting Principles.  Any reference to any accounting term or principle shall be determined in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

(c) Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context otherwise requires:  (i) a term has the meaning assigned to it by this Agreement; (ii) including means “including but not limited to”; (iii) “or” is disjunctive but not exclusive; (iv) words in the singular include the plural, and in the plural include the singular; and (v) “$” means the currency of the United States of America.

9. MISCELLANEOUS

(a) Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next business day, (c) one (1) business day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven (7) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the parties at the addresses indicated below:

If to the Company:	Crown Media Holdings Inc. 12700 Ventura Boulevard Studio City, CA 91604 Attention: Chief Executive Officer
With a copy to: (which shall not constitute notice)
Crown Media Holdings Inc.
12700 Ventura Boulevard
Studio City, CA  91604
Attention:  Chief Financial Officer
Crown Media Holdings Inc.
12700 Ventura Boulevard
Studio City, CA  91604
Attention: General Counsel
Richards, Layton & Finger, P.A.
920 N. King Street
Wilmington, DE 19801
Attention: Mark J. Gentile
Facsimile No. (302) 498-7722

If to Hallmark:	Hallmark Cards, Incorporated 2501 McGee Trafficway Kansas City, MO 64108 Attention: Chief Financial Officer MD 342
With a copy to: (which shall not constitute notice)	Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Attention: Maurice M. Lefkort, Esq. Facsimile No.: (212) 728-8111
or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section.

(b) Amendments.  The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by all of the parties hereto.

(c) No Waiver.  No failure on the part of the parties hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(d) Assignment and Parties in Interest. Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by any of the parties hereto except with the prior written consent of the other parties hereto.  This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

(e) Expenses.  Except as expressly set forth in this Agreement, each party to this Agreement shall bear all legal, accounting, investment banking and other expenses incurred by it or on its behalf in connection with this Agreement.

(f) Entire Agreement; No Inconsistent Agreements.

(i) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein.

(ii) The Company represents, warrants, covenants and agrees that it is not party to, and shall not enter into, any agreements inconsistent with the terms of this Agreement.

(g) Descriptive Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(h) Counterparts.  For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.  Facsimile signatures will be treated as originals.

(i) Governing Law; Jurisdiction.

(i) This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein.

(ii) Any and all claims arising out of, relating to or in connection with this Agreement or the subject matter hereof, shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the District of Delaware  (the “Designated Court”).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract or otherwise arising out of, relating to or in connection with this Agreement or the subject matter hereof in any court other than the Designated Court.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such the Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, any claim that (I) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such Designated Court.

(iii) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement.  Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 9(i).

(j) Severability.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(k) Specific Performance.  Without limiting or waiving in any respect any rights or remedies of Hallmark under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

CROWN MEDIA HOLDINGS, INC.

By:           ______________________________

Name:

Title:

H C CROWN CORP.

By:           ______________________________

Name:

Title:

HALLMARK CARDS, INCORPORATED

By:           ______________________________

Name:

Title: